SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2010
NVR, Inc.
(Exact name of registrant as specified in its charter)

Virginia	1-12378	54-1394360

(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)Identification No.)

11700 Plaza America Drive, Suite 500, Reston, Virginia	20190

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 703-956-4000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 13, 2010, NVR, Inc. (the “Company”), entered into a “stalking horse” Asset Purchase Agreement (the “Agreement”) with Orleans Homebuilders, Inc. and certain of its affiliates (collectively, the “Seller”), under which the Company has agreed to purchase substantially all of the land under development, homebuilding work in process and other related assets of the Seller (together, the “Assets”), subject to the terms and conditions contained therein. The Seller is a debtor in a Chapter 11 case before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).
     The effectiveness of the Agreement is subject to the approval of the Bankruptcy Court. If the Agreement is approved, the Company will be designated as the “stalking horse” bidder in an auction of the Assets under Section 363 of the U.S. Bankruptcy Code. As the stalking horse bidder, the Company’s offer to purchase the Assets, as set forth in the Agreement, would be the standard by which any other bids to purchase the Assets would be evaluated. Other interested bidders who submit qualifying offers would be permitted to participate in the auction of the Assets.
      Under the terms of the Agreement, the Company has agreed, absent any higher or otherwise better bid, to acquire the Assets from the Seller for $170 million in cash plus the assumption of specified liabilities related to the Assets, subject to adjustment based upon changes in the balance sheet subsequent to February 28, 2010 and other adjustments customary for real estate transactions of this nature. The Company will deposit in the aggregate $17 million into escrow which will be credited to the purchase price on the completion of the acquisition of the Assets. If the Agreement is terminated, the deposit will be returned to the Company unless the Company defaults under the Agreement, in which event the deposit will be retained by the Seller without limitation of other remedies available to Seller under the Agreement. If the Bankruptcy Court approves the Agreement and the Agreement is later terminated for certain reasons, including because the Seller enters into a competing transaction, the Seller may be required to pay the Company a termination fee equal to $3.4 million, plus the Company’s reasonable transaction expenses up to $1 million.
      The completion of the acquisition is subject to a number of customary conditions, which, among others, include the entry of the Bidding Procedures Order and the Sale Order by the Bankruptcy Court, the performance by each party of its obligations under the Agreement and the material accuracy of each party’s representations.
     The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this report and is incorporated into this report by reference. The Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Seller. The Agreement contains representations and warranties by the Seller, on the one hand, and by the Company, on the other hand, made solely for the benefit of the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by the Company and the Seller in connection with negotiating the terms of the Agreement, and may have been included in the Agreement for the purpose of allocating risk between the Company and the Seller rather than to establish matters as facts.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

Number	Description
10.1	Asset Purchase Agreement Among Orleans Homebuilders, Inc. and the Seller Affiliates Named Herein, as Sellers, and NVR, Inc., as Purchaser, Dated as of April 13, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NVR, Inc.

Date: April 14, 2010	By:	/s/ Dennis M. Seremet
		Name:	Dennis M. Seremet
		Title:	Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
10.1	Asset Purchase Agreement Among Orleans Homebuilders, Inc. and the Seller Affiliates Named Herein, as Sellers, and NVR, Inc., as Purchaser, Dated as of April 13, 2010